SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 15, 2014

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-31970	81-0597059
(Commission File Number)	(I.R.S. Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of Principal Executive Offices)	(Zip Code)

(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

THE MERGER AGREEMENT

On September 15, 2014, TRW Automotive Holdings Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and MSNA, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent held directly by ZF North America, Inc. (“ZNA”) (the Company together with Parent and Merger Sub, the “Parties” and each, a “Party”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

The Board of Directors of the Company unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

At the effective time of the Merger (“Effective Time”), each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares of the Company’s common stock held by Parent, ZNA, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, shares owned by the Company (including shares held in treasury), and shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under Delaware law) will be converted into the right to receive $105.60 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement: each outstanding Company stock option will be, whether vested or unvested,  cancelled and converted into a right to receive an amount in cash equal to the excess of the Merger Consideration over the per share exercise price; each outstanding Company stock appreciation right will be, whether vested or unvested, cancelled and converted into a right to receive an amount in cash equal to the excess of the lesser of the Merger Consideration and the “maximum value” of such stock appreciation right over the fair market value per share at the relevant grant date; each Company restricted stock unit and phantom stock unit will vest in full and be cancelled and converted into a right to receive an amount in cash equal to the Merger Consideration; and each Company performance share unit will immediately become vested at the “maximum level” of performance and be cancelled and converted into a right to receive an amount in cash equal to the Merger Consideration.

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced as promptly as reasonably practicable following the customary SEC clearance process.  The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of the Company’s common stock entitled to vote thereon at such meeting (the “Company Stockholder Approval”). Consummation of the Merger is also subject to (i) the absence of any law, injunction or other order that prohibits the consummation of the Merger, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the antitrust, competition and trade regulation laws of certain other jurisdictions as agreed between the parties, (iv) review by The Committee on Foreign Investment in the United States (“CFIUS”) and (v) other customary closing conditions, including the accuracy of the other party’s representations and warranties, and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (v) to certain materiality qualifiers). The transaction is expected to be financed through a combination of cash provided by Parent and debt financing that has been committed by Citigroup Global Markets Limited, Deutsche Bank AG, Filiale Luxemburg and a syndicate of banks.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in all material respects in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period.

The Company is subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions with a third party in relation to an alternative transaction, subject to certain exceptions to permit the Board of Directors of the Company to comply with its fiduciary duties. Notwithstanding the limitations applicable pursuant to the “no shop” restrictions, prior to obtaining the Company Stockholder Approval, under specified circumstances the Board of Directors of the Company may change its recommendation in connection with (i) an intervening event that was not known (or the consequences of which were not reasonably foreseeable) as of the date of the Agreement or (ii) an alternative proposal that did not result from a breach of the “no-shop” restrictions in any material respect which the Board of Directors determines in good faith would constitute a superior proposal (in which latter case the Company may also terminate the Merger Agreement to enter into such superior proposal upon payment of the termination fee, as discussed below). Before the Board of Directors may change its recommendation in connection with a superior proposal or terminate the Merger Agreement to accept a superior proposal, the Company must provide Parent with a five business day “match right”, subject to additional three business day match rights in the event of material changes to such superior proposal.  The Company must provide Parent with three business days’ prior written notice before the Board of Directors may change its recommendation in connection with an intervening event.

The Merger Agreement contains certain termination rights for the Company and Parent. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement in respect of a superior proposal or making a change of recommendation, or in certain other customary circumstances, the termination fee payable by the Company to Parent will be $450 million. The Merger Agreement also provides that upon termination of the Merger Agreement as a result of the failure to obtain the Company Stockholder Approval, the Company will reimburse Parent up to $20 million in respect of its documented out-of-pocket transaction related expenses.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $450 million if the Merger Agreement is terminated due to a final order related to antitrust or the definitive agreement entered into between Parent and Robert Bosch GmbH as of the same date as the Merger Agreement which provides for the purchase by Bosch of Parent’s 50% interest in ZF Lenksysteme GmbH, a joint venture the primary business of which is a steering business (the “JV Agreement”, which is referred to in the Merger Agreement as the “Section 6.4 Contract”) (and the other conditions to closing are or would be satisfied as of five business days prior to the relevant termination) or if the Merger Agreement is terminated at the End Date (as defined below) and the only conditions which remain unsatisfied (other than those conditions that by their nature are to be, and are capable of being, satisfied at closing) are the failure to receive required antitrust approvals or a final order related to antitrust or the JV Agreement.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by September 15, 2015 (the “End Date”).

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 7.01   Regulation FD Disclosure.

On September 15, 2014, the Company issued a press release announcing the transactions contemplated by the Merger Agreement.  A copy of the press release is furnished as Exhibit 99.1 hereto.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.trw.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 26, 2014.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements,” as that term is defined by the federal securities laws. The forward-looking statements include statements concerning regulatory approvals and the expected timing, completion and effects of the proposed merger, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. When used in this communication, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions, and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements.  These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2013 under “Item 1A. Risk Factors”.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

Item 9.01.   Financial Statements and Exhibits.

(c)    Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of September 15, 2014, by and among TRW Automotive Holdings Corp., ZF Friedrichshafen AG, and MSNA, Inc.

99.1	Press Release issued by TRW Automotive Holdings Corp. on September 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW Automotive Holdings Corp.

Dated: September 15, 2014	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of September 15, 2014, by and among TRW Automotive Holdings Corp., ZF Friedrichshafen AG, and MSNA, Inc.

99.1	Press Release issued by TRW Automotive Holdings Corp. on September 15, 2014